Exhibit L

AMENDMENT

              THIS AMENDMENT, dated as of March 22, 2005 (this “Agreement”), is entered into by and among Kmart Holding Corporation, a Delaware corporation (“Kmart”), Sears Holdings Corporation, a Delaware corporation (“Holdings”), and ESL Partners, L.P., ESL Investors, L.L.C., ESL Institutional Partners, L.P. and CRK Partners II, L.P. (the foregoing entities other than Kmart and Holdings, collectively, the “ESL Companies”).

              WHEREAS, the parties hereto have entered into an Agreement, dated as of January 31, 2005 (the “Agreement”; capitalized terms used but not defined herein have the meanings given to them in the Agreement), with respect to the exchange of the outstanding options (the “Investment Options”) issued by Kmart pursuant to an Investment Agreement, dated as of January 24, 2003, as amended, for options to acquire shares of common stock of Holdings (“Holdings Options”);

              NOW THEREFORE, the parties hereto agree as follows:

              SECTION 1. Amendment to Option Exchange. Section 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

Subject to the satisfaction or waiver of all material conditions to the consummation of the Kmart Merger (as defined and as set forth in the Merger Agreement), Holdings shall at the effective time of the Kmart Merger issue Holdings Options in the same amount and on the same terms and conditions as the Investment Options in exchange for each outstanding Investment Option. The exchange of the Investment Options solely for Holdings Options pursuant to this Section 4 shall be in pursuance of the plan of reorganization of Kmart (within the meaning of Treasury Regulation Section 1.368-2(g)) set forth in the Merger Agreement.

              SECTION 2. No Other Amendments. Except as set forth herein, this Amendment shall not operate as an amendment of any other provision of the Agreement.

              SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

KMART HOLDING CORPORATION
By:	/s/ Aylwin B. Lewis
	Name:	Aylwin B. Lewis
	Title:	President and Chief Executive Officer

SEARS HOLDINGS CORPORATION
By:	/s/ Aylwin B. Lewis
	Name:	Aylwin B. Lewis
	Title:	President, Secretary and Treasurer

ESL PARTNERS, L.P.
By:	RBS Partners, L.P., as its general partner
By: ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
	Name:	William C. Crowley
	Title:	President and COO

ESL INVESTORS, L.L.C.
By:	RBS Partners, L.P., as its manager
By:	ESL Investments, Inc., as its general partner

By:	/s/ William C. Crowley
	Name:	William C. Crowley
	Title:	President and COO

ESL INSTITUTIONAL PARTNERS, L.P.
By:	RBS Investment Management, L.L.C., as its general partner
By: ESL Investments, Inc., as its manager

By:	/s/ William C. Crowley
	Name:	William C. Crowley
	Title:	President and COO

CRK PARTNERS II, L.P.
By:	CRK Partners, LLC, as its general partner
By: ESL Investments, Inc., its sole member

By:	/s/ William C. Crowley
	Name:	William C. Crowley
	Title:	President and COO